Exhibit 3.2

CERTIFICATE OF AMENDMENT NO. 2

TO

BYLAWS

OF EXELA TECHNOLOGIES, INC.

ONE: The Bylaws of Exela Technologies, Inc., a Delaware corporation (the “Corporation”) have been amended as follows:

Section 2.4 of the Company’s By-Laws is amended and restated as follows:

2.4        Quorum. The holders of (a) forty-five percent (45%) of the capital stock issued and outstanding and entitled to vote thereat present in person or represented by proxy, shall constitute a quorum for the transaction of business for the Company’s 2021 annual meeting of stockholders, and (b) thirty-five percent (35%) of the capital stock issued and outstanding and entitled to vote thereat present in person or represented by proxy, shall constitute a quorum for the transaction of business for all meetings of the Company’s stockholders subsequent to the Company’s 2021 annual meeting of stockholders, in each case except as otherwise provided by statute or by the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.  At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

TWO: The foregoing amendment has been duly adopted on or approximately on the date hereof in accordance with the applicable provisions of the Bylaws.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Bylaws as of the date written below.

EXELA TECHNOLOGIES, INC.

By:	/s/ Erik Mengwall
Name: Erik Mengwall
Title: Secretary
Date: December 27, 2021